------------------------------
                                                  OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0101
                                                  Expires:       August 31, 2003
                                                  Estimated average burden
                                                  hours per response         2.0
                                                  ------------------------------

                                                  ------------------------------
                                                          SEC USE ONLY
                                                  ------------------------------
                                                  DOCUMENT SEQUENCE NO.
                                                  ------------------------------
                                                  CUSIP NUMBER
                                                  ------------------------------
                                                  WORK LOCATION
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 144
                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933

ATTENTION:  Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.

================================================================================
1  (a)  NAME OF ISSUER (Please type or print)

        Dawson Geophysical
   -----------------------------------------------------------------------------
1  (b)  IRS IDENT. NO.

        75-0970548
   -----------------------------------------------------------------------------
1  (c)  S.E.C. FILE NO.

        2-71058
   -----------------------------------------------------------------------------
1  (d)  ADDRESS OF ISSUER

        508 W. Wall, Suite 800  Midland          Texas               79701
   -----------------------------------------------------------------------------
        Street                   City            State             Zip Code
   -----------------------------------------------------------------------------
1  (e) TELEPHONE NO.

            (432)                      684-3000
   -----------------------------------------------------------------------------
          Area Code                     Number
================================================================================
2  (a)  NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD

        C. Ray Tobias
   -----------------------------------------------------------------------------
2  (b)  IRS IDENT. NO.

        ###-##-####
   -----------------------------------------------------------------------------
2  (c)  RELATIONSHIP TO ISSUER

        Employee
   -----------------------------------------------------------------------------
2  (d)  ADDRESS

    2805 Arrowhead             Midland           Texas              79705
   -----------------------------------------------------------------------------
        Street                   City            State             Zip Code
================================================================================
INSTRUCTION: The person filing this notice should contact the issuer to obtain the IRS Identification Number and the S.E.C. File Number.


====================================================================================================================================
           (b) Name and Address
               of Each Broker                   (c) Number                      (e) Number
3(a)           Through Whom the                     of Shares                       of Shares
 Title         Securities Are To                    or Other                        or Other     (f) Approximate   (g) Name of Each
 of the        Be Offered or        SEC USE ONLY    Units To      (d) Aggregate     Units            Date of Sale      Securities
 Class of      Each Market Maker                    Be Sold           Market Value  Outstanding      (See Instr.       Exchange
 Securities    Who Is Acquiring    Broker-Dealer    (See instr        (See instr.   (See instr.      3(f))             (See Instr.
 To Be Sold    the Securities       File Number     3(c))             3(d))         3(e))            (MO./DAY/YR.)     3(g))
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Common     Dain Rauscher                        2,000                                              4/14/03
           60 South Sixth Street
           Minneapolis, MN  55402-4422

====================================================================================================================================

INSTRUCTIONS:

1. (a) Name of Issuer.                                            3. (a) Title of the class of securities to be sold.
   (b) Issuer's I.R.S.Identification Number.                         (b) Name and address of each broker through whom the
   (c) Issuer's S.E.C. file number, if any.                              securities are intended to be sold.
   (d) Issuer's address, including zip code.                         (c) Number of shares or other units to be sold (if debt
   (e) Issuer's telephone number, including area code.                   securities, give the aggregate face amount).
                                                                     (d) Aggregate market value of the securities to be sold as
2. (a) Name of person for whose account the securities are               of a  specified date within 10 days prior to the filing
       to be sold.                                                       of this  notice.
   (b) Such person's I.R.S. identification number, if                (e) Number of shares or other units of the class outstanding,
       such person is an entity.                                         or if debt securities, the face amount thereof outstanding,
   (c) Such person's relationship to the issuer (e.g.,                   as shown by the most recent report or statement published
       officer, director, 10% stockholder, or member of                  by the  issuer.
       immediate family of any of the foregoing).                    (f) Approximate date on which the securities are to be sold.
   (d) Such person's address, including zip code.                    (g) Name of each securities exchange, if any, on which
                                                                         the securities are intended to be sold.

====================================================================================================================================
                                                  TABLE I -- SECURITIES TO BE SOLD
                   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
====================================================================================================================================


                                                         Name of Person
                                                         from Whom Acquired
                                 Nature of                (If gift, also        Amount of
   Title of      Date You        Acquisition              give date donor       Securities         Date of
   the Class     Acquired        Transaction                acquired)           Acquired           Payment        Nature of Payment
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common           12/7/00          Grant                  Dawson Geophysical     2,000


====================================================================================================================================

INSTRUCTIONS:  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments, describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.


====================================================================================================================================
                                        TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
                      Furnish the following information as to all securities of the issuer sold during the past
                               3 months by the person for whose account the securities are to be sold.
====================================================================================================================================
                                                                                             Amount of
      Name and Address of Seller           Title of Securities Sold      Date of Sale      Securities Sold      Gross Proceeds
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



====================================================================================================================================

REMARKS:
INSTRUCTIONS:                                                    ATTENTION:

See the definition of "person" in paragraph (a) of Rule 144.     The person for whose account the securities to which this notice
Information is to be given not only as to the person for whose   relates are to be sold hereby represents by signing this notice
account the securities are to be sold but also as to all other   that he does not know any material adverse information in regard
persons included in that definition. In addition, information    to the current and prospective operations of the Issuer of the
shall be given as to sales by all persons whose sales are        securities to be sold which has not been publicly disclosed.
required by paragraph (e) of Rule 144 to be aggregated with
sales for the account of the person filing this notice.


          4/4/03                                               /s/ C. Ray Tobias
   ---------------------                                     --------------------------------
      DATE OF NOTICE                                         SIGNATURE


The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.
     Any copies not manually signed shall bear typed or printed signatures.
================================================================================
  ATTENTION: Intentional misstatements or omission of facts constitute Federal
                  Criminal Violations (see 18 U.S.C. ss. 1001).
================================================================================